EXHIBIT 99.1

Contact:
Meredith H. Bandy, CFA
Vice President, Investor Relations & Corporate Communications
216-676-2699

GrafTech Welcomes Senior Vice President, Operations & Development

BROOKLYN HEIGHTS, Ohio – May 1, 2019 - GrafTech International Ltd. (NYSE:EAF) today announced that Jeremy Halford will join the GrafTech executive team as Senior Vice President, Operations & Development as of May 1, 2019.

“I am very pleased to welcome Jeremy to the GrafTech team,” said David Rintoul, GrafTech’s President and Chief Executive Officer. “Jeremy is a highly experienced executive and his background managing global manufacturing facilities will be valuable to our organization.”

Mr. Halford previously served as the President of Arconic Engineered Structures, a global leader in highly engineered titanium and aluminum components for the aerospace, defense and oil and gas markets, a position he held since January 2017. Mr. Halford also was President, Doncasters Aerospace from 2014 to 2016, and Vice President, Global Business Development, Doncasters Group Limited from 2013 to 2014. Previously, he also was President, Mayfran International from 2012 to 2013, and spent seven years at Alcoa in a variety of general management and strategy roles. Mr. Halford holds a Masters of Business Administration degree from Harvard University, and a Bachelor of Science degree in Mechanical Engineering from GMI Engineering and Management Institute (now Kettering University).

About GrafTech

GrafTech International Ltd. is a leading manufacturer of high quality graphite electrode products essential to the production of electric arc furnace (or EAF) steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low-cost graphite electrode manufacturing facilities, including three of the highest capacity facilities in the world. GrafTech is also the only large scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, the primary raw material for graphite electrode manufacturing, which is currently in limited supply. This unique position provides competitive advantages in product quality and cost.